Exhibit 3.8


                             AMENDMENT NO. 1 TO THE
                         AMENDED AND RESTATED BYLAWS OF
                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

                           --------------------------

               This Amendment No. 1 (the "Amendment") to the By-Laws (the "By-Laws") of Charter Municipal Mortgage Acceptance Company, a Delaware business trust (the "Trust"), is made and entered into as of the 15th day of March, 2000.

                                    RECITALS:

               WHEREAS, pursuant to resolutions adopted on March 15, 2000, the Trust resolved to amend its By-Laws, to allow for electronic proxy voting.

               NOW THEREFORE, the following provision of the By-Laws shall be amended as follows:

               1. The first sentence of Article II, Section 9 shall be amended and restated in its entirety to read as follows:

               PROXIES "A Shareholder may cast the votes entitled to be cast by the Shares owned of record by him either in person or by proxy executed in writing or transmitted by telegram, cablegram, or other means of electronic transmission by the Shareholder or his duly authorized attorney in fact."

               2. Except to the extent expressly amended by the terms of this Amendment, all terms and conditions of the By-laws shall remain in full force and effect in accordance with their terms.




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